ACCELERATED BENEFIT RIDER

BENEFITS PAID UNDER THE RIDER OR POLICY MAY BE TAXABLE. IF SO, YOU MAY INCUR A TAX OBLIGATION. AS WITH ALL TAX MATTERS, YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

This rider provides an accelerated payment of life insurance proceeds under conditions specified in this rider. It is not intended to provide health, nursing home or long term care insurance. Cash values, loan values, if any, and death benefits will be reduced if you receive an accelerated benefit. Benefit payments may affect qualifications for entitlement payments.

This rider is part of your policy. All definitions, provisions, and exceptions of the policy apply to this rider unless changed by this rider. The effective date of the rider is the same as the policy date unless a different date is shown on the policy schedule.

DEFINITIONS

Insured

The insured means the person insured by the policy to which this rider is attached, or any additional person(s) insured by riders attached to the policy.

Eligible Amount

The Eligible Amount is the death benefit of the policy and any term insurance rider attached to the policy that is not within two years of expiry.

Terminal Condition

A Terminal Condition is an irreversible medical condition that, with reasonable medical certainty, can be expected to result in the Insured’s death, notwithstanding appropriate medical care, within twelve months from the date of certification by a Physician.

Physician

A Physician is a medical doctor or osteopath in the jurisdiction in which the diagnosis or prognosis is rendered who is performing an act within the scope of his or her license, and is qualified to treat the type of condition stated. This person may not be yourself, an Insured or a member of either family. We reserve the right to obtain a second medical opinion at our expense. The opinion of our Physician will control in the event of conflicting opinions.

Administrative Fee

We reserve the right to charge an administrative fee at the time we receive the request for a Benefit. The fee will not exceed $300.

Benefit

The Benefit is the accelerated benefit described in this rider under “Benefit”.

Benefit Percentage

The percentage of the Eligible Amount used to calculate the Benefit. This amount is indicated by you when the Benefit is applied for.

BENEFIT

If an Insured has a Terminal Condition, you may, by written request while this policy is in force, request acceleration of payment of all or a portion of the Eligible Amount. The Eligible Amount will be determined as of the date we approve your written request for the Benefit. Approval of your request is subject to the following limitations:

(1)   The maximum amount you may request is $500,000. the sum of the Benefit you may request under this and any other policies issued by us on the life of an Insured may not exceed $500,000.

(2)   The Benefit will be paid in a lump sum and must be at least $2,500.

(3)   Only one Benefit will be paid to you for each Insured.

(4)   The face amount of the policy or rider that will remain after a partial Benefit payment is made must be at least the minimum face amount required under the policy or rider.

(5)   No accidental death benefit will be available for acceleration.

(6)   For a Benefit request on a base policy Insured, if the death benefit of the policy is close to, or is, the percentage of policy value described in the Death Benefit provision of the policy, we may require you to make a withdrawal from the policy before acceleration. In such case the sum of the withdrawal, the Benefit, and the remaining death benefit will be equal to the death benefit prior to the withdrawal or acceleration.

The requested portion of the Eligible Amount will be subject to following adjustments:

(1)   A 12-month discount will apply to the requested portion of the Eligible Amount. This discount reflects the early payment of proceeds under your policy. It will be based on an annual interest rate equal to the lesser of the following:

(a)   The applicable federal interest rate determined under Section 846(c)(2) of the Internal Revenue Code;

(b)   The current maximum statutory adjustable policy loan interest rate; or

(c)   10%

(2)   If, on the date we approve your written request, there is a policy loan outstanding on the policy and the acceleration relates to insurance on the life of the Insured under the base policy, a reduction to the requested portion of the Eligible Amount will apply. This reduction serves to repay a portion of the policy loan and is equal to the outstanding loan multiplied by the Benefit Percentage.

(3)   A deduction will be made for the Administrative Fee that is in effect at the time we receive your written request.

The Benefit payable to you will be equal to the requested portion of the Eligible Amount as may be reduced by the maximums and limitations of this rider, (the Benefit Percentage) minus 1 through 2 immediately above. Rather than having your Benefit reduced by 2 and 3 immediately above, you may elect to pay these amounts.

EFFECT ON YOUR POLICY

Benefit Request for Base Policy Insured

If your Eligible Amount is $500,000 or less, and you request all of the Eligible Amount as the Benefit, all insurance provided by this policy on the Insured’s life will terminate. Any riders on this policy that provide Insurance on the life of any other person will be administered according to the rider provisions regarding the death of the base policy insured.

If your Eligible Amount is over $500,000 or only a portion of the Eligible Amount is requested as the Benefit, this policy will remain in force. The face amount, loan amount and surrender value will be reduced by the Benefit Percentage. The policy value will be reduced by the same amount as the surrender value. The policy value in each subaccount, if any, will be reduced on a pro-rata basis. The cost of insurance and minimum premium will be reduced as if a loan repayment, a withdrawal and a face decrease were made to the policy. These reductions will be made as of the date we approve the written request for the Benefit.

Benefit Request for Other Insured

If you request all of the Eligible Amount with respect to an Insured other than the base policy insured as a Benefit, all insurance on such Insured’s life will terminate. If only a portion of the Eligible Amount is requested as a Benefit, the amount and cost of insurance for that insured will be reduced by the Benefit Percentage.

We will send you information for the policy and/or rider showing the new monthly cost and the new amount of insurance.

CLAIMS

We must receive your written request for an accelerated benefit in a form acceptable to us. Upon receipt of your request, we will provide a claim form within 10 working days.

CONDITIONS

The payment of any accelerated benefit is subject to the following conditions:

(1)   No Benefit is payable under this rider when the base policy to which it is attached will expire or mature in less than two years.

(2)   The payment of a Benefit must be approved in writing, in a form acceptable to us, by an irrevocable beneficiary and any collateral assignee. At our discretion, we may require written approval from any other party whom we believe has a potential interest in the proceeds of this policy.

(3)   This rider provides for the accelerated payment of the death benefit of your policy. This is not meant to cause you to involuntarily access proceeds ultimately payable to the beneficiary. Therefore, you are not eligible for this Benefit:

(a)   If you are required by law to use this Benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

(b)   If you are required by a government agency to use this Benefit in order to apply for, obtain, or otherwise keep a government benefit.

(4)   We may take any action necessary to keep this rider in compliance with all applicable laws, rules, regulations, interpretations, holdings or orders. When required by law, we will obtain your approval of these changes and gain approval from any appropriate regulatory authority.

(5)   No Benefit is available if an Insured’s Terminal Condition results from a self-inflicted injury and such injury occurs within a two year period (one year in Colorado and North Dakota) following the policy date. If such injury occurs beyond such period, the amount that may be requested with respect to such Insured may not include any part of the death benefit that was first effective within such two year period (one year in Colorado and North Dakota) prior to such injury.

TERMINATION

This rider ends on the first of:

(1)   The termination of the policy to which this rider is attached; or

(2)   Our receipt, prior to the payment of a Benefit, or your written request in a form acceptable to us to cancel this rider.

REINSTATEMENT

You may reinstate this rider as part of your policy if it is terminated.